Exhibit 8.1 222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005
Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

July 20, 2022

Teucrium Commodity Trustc/o Teucrium Trading, LLC Three Main Street, Suite 215 Burlington, Vermont 05401

Re:
Hashdex Bitcoin Futures ETF
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Teucrium Commodity Trust, a Delaware statutory trust with multiple series (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration of common units representing fractional undivided beneficial interests (“Shares”) in the series of the Trust designated as Hashdex Bitcoin Futures ETF (the “Fund”).

In rendering this opinion, we have examined the Registration Statement and have reviewed and relied upon representations made to us by a duly authorized officer of Teucrium Trading, LLC, the sponsor of the Trust (the “Sponsor”), concerning the organization and operation of the Trust and the Fund, the nature of the Fund’s annual gross income and certain other factual matters in a letter dated as of the date hereof (the “Representation Letter”). We have also examined such other agreements, documents and records and other materials as we have deemed necessary in order for us to render the opinion referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, (i) the accuracy and completeness of the statements contained in the Registration Statement, (ii) that the Fund will operate at all times in the manner discussed in its organizational documents, the prospectus included in the Registration Statement (the “Prospectus”) and the Representation Letter, (iii) the accuracy and completeness of the facts, representations and assumptions set forth or referenced herein and (iv) that any representation qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Based on and subject to the foregoing, we confirm that the discussion in the Prospectus under the heading “U.S. Federal Income Tax Considerations,” to the extent it consists of statements of U.S. federal income tax law and legal conclusions with respect thereto, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Fund for its benefit in connection with the Registration Statement and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of the Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to this letter and to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

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